Exhibit 10.1

CONVERSION, WARRANT EXERCISE AND NOTE RETIREMENT AGREEMENT

This Conversion, Warrant Exercise and Note Retirement Agreement (“Agreement”), dated as of October 11, 2013 is entered into by and between GrowLife, Inc., a Delaware corporation having its principal place of business at 20301 Ventura Boulevard, Suite 126, Woodland Hills, CA 91364 (the “Company”), and Gemini Master Fund, Ltd., having an address at c/o Gemini Strategies LLC, Inc., 619 South Vulcan, Suite 203, Encinitas, CA 92024 (the “Holder”).

W I T N E S S E T H:

WHEREAS, the Holder is the holder of: (i) an OID Secured Bridge Note (the “Note”), issued by the Company to the Holder on May 1, 2013 in the original principal amount of $280,000 and (ii) a Warrant issued on May 1, 2013 to purchase shares of common stock through a cash or cashless exercise pursuant to the terms therein (the “Warrant”);

WHEREAS, the Company and the Holder have agreed to convert the Note and exercise the Warrant according to the terms herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Conversion of Note.

a.	Conversion. The Note will be immediately converted into 8,000,000 shares of common stock of the Company at $0.035 per share.

2.	Warrant Exercise.

a.	Exercise. The Warrant will be immediately exercised on a cashless basis into 9,000,000 shares of stock of the Company.

3.	Closing Condition and Note and Warrant Retirement.

Delivery of Stock Certificate.  Within five (5) business days from the date of this Agreement the Company will deliver to the Holder, at the address above, a stock certificate in the name of Gemini Master Fund, Ltd., for 17,000,000 shares, as detailed in Section 1(a) and 2(a) above (the “Stock Certificate”).

Note and Warrant Retirement.  Upon receipt by the Holder of the Stock Certificate, the Note will be deemed paid in full and the Warrant will be deemed exercised, and no further obligations of the Company will exist thereunder.  The Holder will promptly send the Note and the Warrant to the Company for retirement.

4.	Holding Period.

a.
Rule 144.  Pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (“Securities Act”), the holding period of the shares of common stock issued hereunder tack back to May 1, 2013 (the original issue date of the Note and Warrant).  The Company agrees not to take a position contrary to this paragraph.  The Company is not currently, and has never been, an issuer of the type described in Rule 144(i) under the Securities Act.

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

COMPANY:

GROWLIFE, INC.

By: /s/ Sterling Scott
Name: Sterling Scott
Title: CEO

HOLDER:

GEMINI MASTER FUND, LTD.
By: GEMINI STRATEGIES LLC, Inc. as investment manager

By:	/s/ Steven Winters
Name:	Steven Winters
Title:	President